NEWS RELEASE

Eden Energy Acquires Partner’s Interest in White River Dome Field, Piceance Basin, Colorado

VANCOUVER, September 10, 2007 -- Eden Energy Corp. (OTCBB: EDNE) is pleased to announce that it has signed an agreement to acquire all rights, title and interests held by Starlight Oil and Gas LLC (“Starlight”) in the White River Dome project. In addition, Starlight will assign to Eden all of its rights, title and working interest in the Love Federal 17-21 and 17-42 wells and lands earned thereby. These wells were drilled in 2006 as the first two of four commitment wells under the Participation Agreement with Starlight. This acquisition will give Eden a 100% working interest in the White River Dome prospect in Rio Blanco County, Colorado.

Donald Sharpe, president of Eden Energy, commented “We had become concerned at Starlight’s slow progress in drilling the final two commitment wells required under the D&D Agreement, and in the end we found it better to simply acquire their interest and move on. The principles of Starlight, along with others involved in putting this play together, will retain their royalty on wells drilled in the field. We plan to immediately move to get the next two wells drilled.

We also acquired a 100% working interest in the existing Love Federal 17-21 and 17-42 wells, which will enable us to move forward with a recompletion program. This program will target additional pay zones as well as existing zones where we feel we can improve production. We’ve spent a lot of time studying the wells in the White River Dome field and feel that we can make considerable improvements in the production rates we’ve seen thus far.”

Noah Prospect, Nevada

As previously announced, Eden’s joint venture partner has acquired all necessary permits for the drilling of the Noah exploration well. Since that announcement, the joint venture partner has proceeded with lease preparation and road building and as of September 1 2007 estimates that the access road is approximately 80% complete and the lease construction is approximately 50% complete. The joint venture partner has not yet been able to provide a firm spud date.

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted fault blocks, and an excellent potential reservoir rock. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the lower risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the drilling of the Noah prospect to total depth, the length of time to drill to total depth, potential reservoir rock in the Noah Project, the production rates of the White River Dome wells, the timing of the next two White River Dome wells, and the low risk development of the White River Dome Project.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2006 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com

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